EXHIBIT 99.2

Pro forma financial information

On February 10, 2014, the Company (fka ePunk, Inc.) (the "Legal Acquirer") entered into a Share Exchange Agreement ("Merger") with Blink Technologies, Inc., ("Blink Technologies", “Accounting Acquirer”) whereby the Company issued 24,000,000 shares of common stock representing 54.98% of the post-closing issued and outstanding shares in exchange for all 75,000,000 issued and outstanding common shares of Blink Technologies. As a result, the Company (i) became the 100% parent of Blink Technologies; (ii) assumed the operations of Blink Technologies; (iii) changed its name from ePunk, Inc. to Blink Technologies, Inc.; (iv) dissolved the original Blink Technologies, Inc. Nevada entity; and (v) experienced a change in control. The terms and conditions of the Merger give rise to reverse merger accounting whereby Blink Technologies is deemed the acquirer for accounting purposes. Consequently, the assets and liabilities and the historical operations of Blink Technologies prior to the Merger are reflected in the financial statements and have been recorded at the historical cost basis of Blink Technologies. Our financial statements include the assets and liabilities of both the Company and Blink Technologies. The merger was accounted for under recapitalization accounting whereby the equity of Blink Technologies is presented as the equity of the combined enterprise and the capital stock account of Blink Technologies is adjusted to reflect the par value of the outstanding stock of the Legal Acquirer after giving effect to the number of shares issued in the business combination (19,950,602 shares). Shares retained by the Legal Acquirer (19,950,602 shares) are reflected as an issuance as of the reverse merger date (February 10, 2014) for the historical amount of the net liabilities of the Company.

The following unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of Blink Technologies appearing elsewhere in this Current Report. The unaudited pro forma information gives effect to the Merger which has been assumed to have occurred on February 10, 2014 for purposes of the statement of operations. The Company evaluated the existence of intangible assets that should be recognized in business combinations, pursuant to ASC 805-20-25-4. No intangible assets were identified.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position of the Company would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project the financial condition of the Company for any future period or as of any future date. The unaudited pro forma financial information should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Current Report.

The condensed pro forma results of operations for the three months ended December 31, 2013 and year ended September 30, 2013 are as follows:

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Blink Technologies, Inc.
Unaudited Pro Forma Statements of Operations

	Three Months Ended				Year Ended
	December 31, 2013				September 30, 2013
	Blink	Blink (fka			Blink	Blink (fka
	Technologies	ePunk, Inc.)			Technologies	ePunk, Inc.)
	Actual	Actual	Pro Forma		Actual	Actual	Pro Forma

REVENUES
Net sales	$23,155	$-	$23,155		$-	$-	$-
Cost of revenue	25,800	-	25,800		31,428	-	31,428
Gross profit (loss)	(2,645)	-	(2,645)		(31,428)	-	(31,428)

Operating expenses	74,812	7,968	82,780		774,200	242,839	1,017,039
Loss from operations	(77,457)	(7,968)	(85,425)		(805,628)	(242,839)	(1,048,467)

Non-operating income (expense):
Interest expense	-	(9,978)	(9,978)		-	(31,443)	(31,443)
Interest expense - accretion of debt discount	-	(58,852)	(58,852)		-	(152,134)	(152,134)
Loss on share issuance	-	-	-		-	-	-
Debt settlement - related party	-	-	-		(75,000)	-	(75,000)
Total non-operating expense	-	(68,830)	(68,830)		(75,000)	(183,577)	(258,577)
Loss on continuing operations	$(77,457)	$(76,798)	$(154,255)		$(880,628)	$(426,416)	$(1,307,044)
Gain (loss) on discontinued operations	-	226,585	226,585		-	(643,453)	(643,453)
Net income (loss)	$(77,457)	$149,787	$72,330		$(880,628)	$(1,069,869)	$(1,950,497)

Common shares outstanding:
Basic shares outstanding	24,000,000		24,000,000	2)	24,000,000		24,000,000
Shares to be issued for acquisition		19,950,602	19,950,602	1)		19,950,602	19,950,602
Total common shares outstanding			43,950,602				43,950,602

Net income (loss) per common share - basic			$0.002				$(0.044)

1)	Represents ePunk, Inc. pre merger shares outstanding.
2)	Represents the shares issued in the Merger.

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The condensed pro forma balance sheet as of September 30, 2013 is as follows:

Blink Technologies, Inc.
Unaudited Pro Forma Balance Sheet
As of September 30, 2013

	Blink (fka	Blink
	ePunk, Inc.)	Technologies	Merger
	Actual	Actual	Adjustments	Pro Forma

ASSETS
Current assets:
Cash	$1,951	$51	$-	$2,002
Accounts receivable	-	-	-	-
Assets from discontinued operations	17,210	-	-	17,210
Total current assets	19,161	51	-	19,212

Assets from discountinued opeartions	30,139	-	-	30,139

Total assets	$49,300	$51	$-	$49,351

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$19,323	$72,115	$-	$91,438
Accounts payable - related party	-	11,533		11,533
Accrued interest	40,182	-	-	40,182
Convertible notes payable	344,809	-	-	344,809
Promissory note	100,000	-	-	100,000
Liabilities from discontinued operations	379,332	-	-	379,332
Total current liabilities	883,646	83,648	-	967,294
Total liabilities	883,646	83,648	-	967,294

Commitments and contingencies

Stockholders' deficit:
Common stock	1,995	75,005	(72,605)	4,395
Additional paid-in capital	1,385,250	3,365,593	(2,148,986)	2,601,857
Accumulated deficit	(2,221,591)	(3,524,195)	2,221,591	(3,524,195)
Total stockholders' deficit	(834,346)	(83,597)	-	(917,943)
Total liabilities and stockholder's deficit	$49,300	$51	$-	$49,351

1)

We have accounted for the Merger under recapitalization accounting whereby the equity of Blink Technologies (Accounting Acquirer) should be presented as the equity of the combined enterprise. The capital stock account of Blink Technologies is adjusted to reflect the par value of the outstanding stock of the Legal Acquirer (Blink (fka ePunk, Inc.)) after giving effect to the number of shares issued in the business combination (19,950,602 shares). Shares retained by the Legal Acquirer (Blink (fka ePunk, Inc.) 19,950,602 shares) are reflected as an issuance as of the reverse merger date (February 10, 2014) for the historical amount of the net equity of Blink, which is in this case is a net liability of $834,346 plus the par value of the shares issued or $1,995.

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